Exhibit 99.1
Media Contact:
pr@overstock.com

Investor Contact:
ir@overstock.com

Overstock.com Issues New Digital Voting Series A-1 Preferred Stock, OSTKO
OSTKO to be traded on ATS operated by tZERO subsidiary PRO Securities

SALT LAKE CITY - June 27, 2019 - Overstock.com, Inc. (NASDAQ:OSTK) announces the creation of a new Digital Voting Series A-1 Preferred Stock, OSTKO. OSTKO will be traded fon the PRO Securities ATS, an SEC registered alternative trading system operated by PRO Securities, a tZERO subsidiary and a broker-dealer, and powered by tZERO’s new security token trading technology. The majority of existing shares of the Series A Digital Preferred Stock OSTKP have been converted into the new Digital Voting Series A-1 Preferred Stock, OSTKO, with others converted into Series B Digital Preferred stock, OSTBP. The Series A Digital Preferred Stock OSTKP will be retired following the conversions.

OSTKO became available for trading on the PRO Securities ATS on Thursday, June 27, 2019 -- the same platform on which tZERO’s security tokens began to trade among accredited investors earlier this year. Investors must have an active brokerage account with broker-dealer Dinosaur Financial Group in order to purchase and trade OSTKO on the ATS. For such accounts, clearing and custody will be provided by Electronic Transaction Clearing and the transfer agent for OSTKO will be Computershare.

Overstock.com, Inc.’s Common Stock, OSTK, and its Series B Preferred Stock, OSTBP, will continue to trade on NASDAQ.

“This is quite a significant event. Followers of Overstock may remember that several years ago, I compared us to Jonas Salk, who invented the polio vaccine, then had to give it to himself in public to convince others it was safe,” said Overstock founder and CEO Patrick M. Byrne. “Similarly, I said that as tZERO developed technology to support a legal, regulated, blockchain capital market, Overstock would be availing itself of those developing capabilities. For that reason, in April 2015, Overstock filed a shelf registration statement on Form S-3 with the SEC to register digital securities. It took a whopping legal bill, but by December 2015, the SEC declared Overstock’s shelf registration statement effective. In December 2016, Overstock issued a small amount ($11 million) of preferred securities, $2 million of which was issued in the OSTKP blockchain digital security. That has traded in minute quantities since then, but it is the first public blockchain security. Today, the majority of Series A OSTKP preferred shares have been converted into the new Digital Voting Series A-1 Preferred Stock, OSTKO, so that they can be compatible with tZERO’s latest technology. At this point, investors with brokerage accounts at Dinosaur Financial can now buy and sell this blockchain-based instrument on the ATS operated by tZERO subsidiary PRO Securities. While the numbers are not large, the historical significance of this event is hard to overstate.”

In 2016, tZERO provided the technology behind the issuance and trading of Overstock’s Series A Preferred Digital Stock OSTKP, the first public digital stock. In 2018, tZERO issued its tZERO security tokens in a Security Token Offering, deployed its token contract, minted its security tokens, and issued them into a tZERO custodial wallet on behalf of investors. Since January 2019, tZERO security tokens can be resold on the PRO Securities ATS among accredited investors with brokerage accounts at Dinosaur Financial.

tZERO is a majority-owned subsidiary of Medici Ventures, Overstock.com’s wholly-owned blockchain accelerator. Medici Ventures’ mission is to introduce blockchain technology to existing markets to democratize capital, eliminate middlemen, and re-humanize commerce.

Today, Medici Ventures oversees a global keiretsu of companies building the foundation of a technology stack for civilization based on trust systems that utilize blockchain and other related technologies instead of middlemen. Medici Ventures’ network of companies is introducing blockchain technologies to industries such as identity, land governance, money and banking, capital markets, supply chain, and voting.

Investor Notice

Investors should note that trading Digital Voting Series A-1 Preferred Stock could involve substantial risks, including no guarantee of returns, costs associated with selling and purchasing, no assurance of liquidity which could impact the price and ability to sell, and possible loss of principal invested. Further, an investment in single Series A-1 Preferred Stock could mean lack of diversification and, consequently, higher risk.

About Overstock.com

Overstock.com, Inc Common Stock (NASDAQ:OSTK) / Digital Voting Series A-1 Preferred Stock (tZERO platform: OSTKO) / Series B Preferred Stock (OTCQX:OSTBP) is an online retailer and technology company based in Salt Lake City, Utah. Its leading e-commerce website sells a broad range of new products at low prices, including furniture, décor, rugs, bedding, home improvement, and more. The online shopping site, which is visited by nearly 40 million customers a month, also features a marketplace providing customers access to millions of products from third-party sellers. Overstock was the first major retailer to accept cryptocurrency in 2014, and in the same year founded Medici Ventures, its wholly-owned subsidiary developing and accelerating blockchain technologies to democratize capital, eliminate middlemen, and re-humanize commerce. Overstock regularly posts information about the company and other related matters on the Newsroom and Investor Relations pages on its website, Overstock.com.

About tZERO Group, Inc.

tZERO Group, Inc. (“tZERO“) is a majority owned subsidiary of Overstock.com, focusing on the development and commercialization of financial technology (FinTech) based on cryptographically-secured, decentralized ledgers - more commonly known as blockchain technologies. Since its inception, tZERO has pioneered the effort to bring greater efficiency and transparency to capital markets through the integration of blockchain technology.

tZERO is not a registered broker-dealer, funding portal, underwriter, investment bank, investment adviser or investment manager, and is not providing brokerage, investment banking or underwriting services, recommendations or investment advice to any person and does not provide any brokerage services. tZERO takes no part in the negotiation or execution of secondary market transactions for the purchase or sale of securities and at no time has possession of investor funds or securities in connection with such transactions.

About PRO Securities, LLC

PRO Securities, LLC is a broker-dealer registered with the SEC and a member of FINRA and SIPC. More information about PRO Securities may be found at www.finra.org.

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O, Overstock.com, O.com, Club O, Main Street Revolution, and Worldstock are registered trademarks of Overstock.com, Inc. O.biz and Space Shift are also trademarks of Overstock.com, Inc. Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact. Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company's Form 10-Q for the quarter ended March 31, 2019, which was filed with the SEC on May 9, 2019, and any subsequent filings with the SEC.

SOURCE: Overstock.com, Inc.